Exhibit 99 (a)



   BOK Financial Reports Quarterly Earnings of $43 Million or $0.63 per Share
              Annual Earnings Total $201 Million or $2.96 per Share

TULSA, Okla. (Wednesday January 27, 2010) - BOK Financial Corporation reported net income for the fourth quarter of 2009 of $42.8 million or $0.63 per diluted share compared to $50.7 million or $0.75 per diluted share for the third quarter of 2009 and $35.4 million, or $0.52 per diluted share for the fourth quarter of 2008.

Net income for 2009 totaled $200.6 million or $2.96 per diluted share compared to $153.2 million or $2.27 per diluted share for 2008.

"BOK Financial continued to produce solid earnings in 2009 despite economic challenges," said President and CEO Stan Lybarger. "We remained committed to a strategy of diversified revenue sources, well-managed operating expenses and controlled growth that focuses on long-term shareholder value. Our capital base which was built on retained earnings, not government assistance, has us well positioned for the future."

Highlights of fourth quarter of 2009 included:

o Net interest revenue totaled $184.5 million, up $4.0 million over the third quarter of 2009. Net interest margin was 3.64% for the fourth quarter of 2009 and 3.63% for the third quarter of 2009.

o Fees and commissions revenue totaled $115.9 million, down $4.0 million from the previous quarter due primarily to a $4.7 million decrease in brokerage and trading revenue.

o Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $181.7 million, up $6.0 million from the prior quarter. Mortgage banking costs, occupancy costs and net losses and expenses of repossessed assets increased over the prior quarter. Personnel expenses decreased due to lower incentive compensation expense.

o Combined reserves for credit losses totaled $306 million or 2.72% of outstanding loans at December 31, 2009, up from $293 million or 2.52% of outstanding loans at September 30, 2009. Net loans charged off and provision for credit losses were $35.0 million and $48.6 million, respectively for the fourth quarter of 2009.

o Non-performing assets totaled $484 million or 4.24% of outstanding loans and repossessed assets at December 31, 2009, down from $490 million or 4.19% of outstanding loans and repossessed assets at September 30, 2009. Non-accruing loans decreased $43 million and real estate and other repossessed assets increased $40 million during the fourth quarter.

o Available for sale securities totaled $8.9 billion at December 31, 2009, up $513 million since September 30 due to purchases of residential mortgage-backed securities issued by U.S. government agencies. Other-than-temporary impairment charges on certain privately-issued residential mortgage backed securities reduced pre-tax income by $14.5 million during the fourth quarter of 2009.

o Outstanding loan balances were $11.3 billion at December 31, 2009, down $332 million since September 30, 2009. All major loan categories decreased during the fourth quarter largely due to reduced customer demand and normal repayment trends.

o Average deposit balances totaled $15.6 billion for the fourth quarter 2009, up $444 million from the third quarter of 2009. Total period end deposits grew $423 million in the fourth quarter of 2009 to $15.5 billion. Growth in demand and interest-bearing transaction deposits was partially offset by decreases in higher-costing time deposits.

o Tangible common equity ratio increased to 7.99% at December 31, 2009, from 7.78% at September 30, 2009 largely due to retained earnings growth. The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders' equity as defined by generally accepted accounting principles in the United States of America minus intangible assets and equity that does not benefit common shareholders such as preferred equity and equity provided by the U.S. Treasury's Troubled Asset Relief Program ("TARP") Capital Purchase Program. BOK Financial chose not to participate in the TARP Capital Purchase Program. The Company's Tier 1 capital ratios as defined by banking regulations were 10.86% at December 31, 2009 and 10.56% at September 30, 2009.

o The Company paid a cash dividend of $16.5 million or $0.24 per common share during the fourth quarter of 2009. On January 26, 2010, the board of directors declared a cash dividend of $0.24 per common share payable on or about February 26, 2010 to shareholders of record as of February 12, 2010.

Net Interest Revenue

Net interest revenue totaled $184.5 million for the fourth quarter of 2009, up $4.0 million over the third quarter of 2009. Net interest margin was 3.64% for the fourth quarter of 2009 and 3.63% for the third quarter of 2009 and 3.57% for the fourth quarter of 2008. The increase in net interest margin over the previous quarter resulted from improved loan yields and lower funding costs. The yield on average earning assets decreased 12 basis points from the previous quarter. Loan yields were up 3 basis points. The increased loan yield partially offset a 34 basis point decrease in the securities portfolio yield. The cost of interest-bearing liabilities decreased 15 basis points, including a 20 basis point decrease in the cost of interest-bearing deposits and a 4 basis point decrease in the cost of other borrowed funds.

Average earning assets increased $450 million during the fourth quarter of 2009, primarily due to an $876 million increase in average securities, primarily residential mortgage-backed securities issued by U.S. government agencies. Average outstanding loans decreased $395 million. Average balances in all major loan categories were lower compared to the previous quarter.

Average deposits increased $444 million during the fourth quarter of 2009. Balances in lower-costing transaction accounts continued to increase and balances in higher-costing time deposits continued to decline. Average interest-bearing transaction accounts were up $572 million and average demand deposits were up $274 million. Average time deposit balances decreased $403 million.

Fees and Commission Revenue

Fees and commissions revenue decreased to $115.9 million for the fourth quarter of 2009 compared to $120.0 million in the third quarter of 2009 primarily due to a $4.7 million decrease in brokerage and trading revenue. Securities trading revenue was down $4.3 million from the previous quarter. All other sources of fees and commissions revenue remained unchanged from the previous quarter. Mortgage banking revenue increased $206 thousand due to an increase in loan production volume. Trust revenue increased $177 thousand due to an increase in the fair value of trust assets. Deposit service charges and fees decreased $963 thousand due to lower commercial account fees and overdraft fees.

Operating Expenses

Total operating expenses were $176.4 million for the fourth quarter of 2009, down $2.3 million compared to the previous quarter. Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $181.7 million, up $6.0 million over the third quarter of 2009. Growth in operating expenses was primarily due to mortgage banking expenses which include losses on loans previously sold with recourse, operating costs associated with repossessed assets and occupancy costs. Losses on mortgage loans sold with recourse were up $3.3 million over the previous quarter. Net operating costs associated with repossessed properties increased $1.5 million and occupancy costs increased $1.8 million. Personnel costs were down $4.3 million primarily due to a $3.0 million reduction in incentive compensation expense. In addition, operating expenses decreased $8.3 million due to changes in the fair value of mortgage servicing rights.

Credit Quality

Non-performing assets decreased $5.4 million during the fourth quarter of 2009 to $484 million or 4.24% of outstanding loans and repossessed assets at December 31, 2009. Non-performing assets at December 31, 2009 consisted of non-accruing loans of $339 million, renegotiated loans of $16 million (including $13 million of residential mortgage loans guaranteed by U.S. government agencies) and $129 million of real estate and other repossessed assets. Non-accruing loans decreased $43 million and repossessed assets increased $40 million during the quarter.

Non-accruing loans totaled $339 million or 3.01% of outstanding loans at December 31, 2009, compared with $383 million or 3.30% of outstanding loans at September 30, 2009. Approximately $164 million of non-accruing loans have been charged-down to the amount management expects to recover. During the fourth quarter of 2009, $63 million of new non-accruing loans were identified offset by $26 million in charge-offs, $47 million in foreclosures and repossessions and $28 million in payments received.

The decrease in non-accruing loans included $21 million from cash and an equity interest received during the fourth quarter to partially satisfy bankruptcy claims against SemGroup. Cash received totaled $7 million and the equity interest was valued at $14 million. BOK Financial continues to hold a $12 million non-accruing loan to the entity created when SemGroup exited bankruptcy.

Non-accruing commercial loans totaled $101 million or 1.63% of total commercial loans at December 31, 2009. At December 31, 2009, non-accruing commercial loans are primarily composed of $31 million or 1.71% of total services sector loans, $23 million or 1.19% of total energy sector loans and $16 million or 3.90% of total manufacturing sector loans. Non-accruing commercial loans decreased $27 million since September 30, 2009, primarily related to energy sector loans.

Non-accruing commercial real estate loans totaled $205 million or 8.23% of outstanding commercial real estate loans at December 31, 2009. Non-accruing commercial real estate loans attributed to our various markets included $73 million or 32% of total commercial real estate loans in Arizona, $52 million or 22% of total commercial real estate loans in Colorado, $31 million or 3.78% of total commercial real estate loans in Oklahoma, $24 million or 3.26% of total commercial real estate loans in Texas and $12 million or 9.06% of commercial real estate loans in Arkansas. Total non-accruing commercial real estate loans decreased $7.5 million since September 30, 2009. Newly identified non-accruing commercial real estate loans totaled $46 million, partially offset by $27 million of foreclosures, $15 million of cash payments received and $12 million of charge-offs.

Non-accruing residential mortgage loans totaled $30 million or 1.67% of outstanding residential mortgage loans at December 31, 2009. The distribution of non-accruing residential mortgage loans among our various markets included $15 million or 1.22% of residential mortgage loans in Oklahoma, $9 million or 2.87% of residential mortgage loans in Texas and $3 million or 4.61% of residential mortgage loans in Arizona. Non-accruing residential mortgage loans decreased $8.2 million compared to September 30, 2009. Residential mortgage loans past due 30 to 90 days totaled $20 million, unchanged from September 30, 2009.

The combined allowance for credit losses totaled $306 million or 2.72% of outstanding loans and 90% of non-accruing loans at December 31, 2009. The allowance for loan losses was $292 million and the reserve for off-balance sheet credit losses was $14 million. During the fourth quarter of 2009, the Company recognized a $48.6 million provision for credit losses. Net losses charged against the allowance for loan losses totaled $35.0 million or 1.22% annualized of average outstanding loans. For the full year 2009, the Company recognized a $196 million provision for credit losses. Net losses charged against the allowance for loan losses totaled $138 million or 1.14% of average loans.

Real estate and other repossessed assets totaled $129 million at December 31, 2009 consisting of $63 million of 1-4 family residential properties and residential land development properties, $36 million of developed commercial real estate properties, $14 million of equity interest received in partial satisfaction of debts, $8 million of undeveloped land, $5 million of equipment and $2 million of automobiles. The distribution of real estate owned and other repossessed assets among various markets included $52 million in Arizona, $23 million in Texas, $10 million in Colorado, $9 million in New Mexico, $23 million in Oklahoma, $6 million in Kansas City and $6 million in Arkansas. Real estate and other repossessed assets increased by $40 million during the fourth quarter due to additions of $53 million partially offset by $7 million in sales and $6 million in write-downs based on updated appraisals.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse. These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties. The outstanding principal balance of these loans totaled $331 million at December 31, 2009. The loans are primarily to borrowers in our primary market areas, including $233 million in Oklahoma, $36 million in Arkansas, $19 million in New Mexico, $16 million in Kansas City and $15 million in Texas. At December 31, 2009, approximately 5.22% of these loans are non-performing and 5.55% were past due 30 to 90 days. A separate reserve for credit risk of $14 million is available for losses on these loans.

Securities and Derivatives

The fair value of available for sale securities totaled $8.9 billion at December 31, 2009, up $513 million since September 30, 2009. The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $7.8 billion fully backed by U.S. government agencies and $792 million privately issued by publicly owned financial institutions. The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations. The Company holds no debt of corporate issuers.

The Company continued a strategy to increase holdings of residential mortgage-backed securities during the fourth quarter. This strategy recognizes attractive spreads over funding costs on these securities. Credit risk is controlled by investing in securities fully backed by U.S. government agencies. Interest rate risk is mitigated by investing in short-duration securities that would have limited extension exposure from rising interest rates.

The portfolio of available for sale securities had net unrealized gains of $13 million at December 31, 2009 compared to net unrealized gains of $31 million at September 30, 2009. Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $39 million during the fourth quarter to $164 million at December 31, 2009. Net unrealized losses on privately-issued residential mortgage-backed securities decreased $22 million to $169 million at December 31, 2009.

The amortized cost of privately-issued mortgage-backed securities totaled $961 million at December 31, 2009, down $371 million since September 30 due primarily to cash received. Approximately $589 million of the privately issued mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency. The aggregate unrealized losses on privately-issued mortgage-backed securities rated below investment grade totaled $129 million at December 31, 2009. Aggregate unrealized losses on these same securities were $137 million at September 30, 2009. The Company recognized a $14.5 million other-than-temporary impairment charge against earnings in the fourth quarter related to these securities due to further declines in projected cash flows as a result of worsening trends in delinquencies, foreclosures and housing prices.

Net realized gains on securities totaled $7.3 million for the fourth quarter of 2009, compared with $12.3 million for the third quarter of 2009 and $20.2 million for the fourth quarter of 2008.

                                                   Three Months Ended
                                         ------------- ------------ -----------
                                             Dec. 31,   Sept. 30,    Dec. 31,
                                               2009       2009        2008

Net gain on available for sale securities    $ 11,717      $ 8,706  $    5,067
Gain (loss) on mortgage hedge securities       (4,440)        3,560      15,089
---------------------------------------- ------------- ------------ -----------
Net gain on securities                         $7,277     $ 12,266    $ 20,156
---------------------------------------- ------------- ------------ -----------
Gain (loss) on change in fair value of
   mortgage servicing rights                   $5,285     $(2,981)  $ (26,432)
---------------------------------------- ------------- ------------ -----------

The Company recognized $11.7 million of gains on the sale of $776 million of available for sale securities in the fourth quarter of 2009 and $8.7 million of net gains on the sale of $719 million of available for sale securities in the third quarter of 2009. Securities were sold either because they had reached their maximum potential total return or to mitigate extension exposure from rising interest rates.

BOK Financial also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies as an economic hedge against changes in the fair value of mortgage servicing rights. The fair value of mortgage servicing rights increased $5.3 million and the fair value of mortgage hedge securities decreased $4.4 million during the fourth quarter of 2009.

The Company has a portfolio of derivative contracts held for customer risk management programs and internal interest rate risk management programs. At December 31, 2009, the fair value of all asset contracts totaled $344 million, net of cash margin held by the Company. The largest net amount due from a single counterparty, a subsidiary of an international energy company, to these contracts at December 31 was $84 million. Letters of credit issued by independent financial institutions offset $70 million of this amount.


Loans, Deposits and Capital

Outstanding loans at December 31, 2009 were $11.3 billion, down $332 million from September 30, 2009. Loan balances were lower across most sectors of the loan portfolio and markets due to reduced customer demand in response to current economic conditions and normal repayment trends. Commercial loans decreased $162 million from September 30, 2009, primarily due to a $182 million decrease in energy sector loans and a $39 million decrease in manufacturing sector loans, offset by a $47 million increase in healthcare sector loans and $39 million increase in service sector loans. Commercial real estate loans decreased $69 million compared to the prior quarter, primarily due to a $90 million decrease in residential construction and land development loans and a $25 million decrease in loans secured by office buildings, offset by a $21 million increase in loans secured by multifamily properties and a $19 million increase in loans secured by industrial properties. Residential mortgage loans decreased $36 million from the prior quarter primarily due to a $45 million decrease in permanent mortgage loans offset by a $9 million increase in home equity loans. Consumer loans decreased $65 million compared to the prior quarter primarily due to a $62 million decrease in indirect automobile loans related to the previously announced decision to curtail that business during the first quarter of 2009 in favor of a customer-focused direct approach to consumer lending.

Total deposits increased $423 million during the third quarter and totaled $15.5 billion at December 31, 2009. Demand and interest-bearing deposits increased $192 million and $550 million, respectively, offset by a $317 million decrease in time deposit balances. The Company continued to decrease brokered deposits and other higher cost certificates of deposit. Among the lines of business, wealth management and consumer deposits increased $566 million and $64 million, respectively, offset by a $93 million decrease in commercial deposits.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at December 31, 2009. The Company's Tier 1 and total capital ratios were 10.86% and 14.43%, respectively, at December 31, 2009. The Company's Tier 1 and total capital ratios were 10.56% and 14.10%, respectively, at September 30, 2009. In addition the Company's tangible common equity ratio, a non-GAAP measure, was 7.99% at December 31, 2009 and 7.78% at September 30, 2009. The increase in capital ratios was primarily due to retained earnings growth.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of December 31, 2009 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.